Saga Communications, Inc. Announces an Increase to the Amount Available Under its Stock Buyback Program

GROSSE POINTE FARMS, Mich., March 6, 2013 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT-SGA) announced today that its Board of Directors has approved an increase to the amount available to repurchase its shares of Class A Common Stock under its Stock Buyback Program to $30 million. Under the Program, Saga may repurchase shares in any combination of open market, block transactions and privately negotiated transactions subject to market conditions, legal requirements and other corporate considerations, as determined by Saga's management. The repurchases will be funded from cash on Saga's balance sheet. The Program does not obligate Saga to acquire any particular amount of Class A Common Stock, and it may be suspended at any time in Saga's discretion.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 25 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 4 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our annual report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, +1-313-886-7070